KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP      1800 Massachusetts Avenue, N.W.
                                                 Suite 200
                                                 Washington, DC  20036-1221
                                                 202.778.9000
                                                 Fax 202.778.9100
                                                 www.klng.com

October 28, 2005

Morgan Keegan Select Fund, Inc.
50 North Front Street
Memphis, Tennessee 38103

Ladies and Gentlemen:

     We have acted as counsel to Morgan Keegan Select Fund, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 18 to the Company's Registration Statement on Form N-1A (File Nos. 333-66181; 811-09079) (the "Post-Effective Amendment"), registering an indefinite number of Class A, Class C and Class I shares of Regions Morgan Keegan Select Intermediate Bond Fund, Regions Morgan Keegan Select High Income Fund and Regions Morgan Keegan Select Short Term Bond Fund, each a series of the Company, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation, as amended (the "Charter"), and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued Shares of each class and series will not exceed the number of such shares authorized to be issued under the Charter. We have not verified any of those assumptions.

     Our opinions, as set forth herein, are based on the facts in existence and the laws in effect on the date hereof and are limited to the federal law of the United States and the law of the State of Maryland that, in our experience, generally is applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Company and, when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant

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to  the  Post-Effective  Amendment  will  be  validly  issued,  fully  paid  and nonassessable.

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                Very truly yours,

                                /s/  Kirkpatrick & Lockhart Nicholson Graham LLP

                                Kirkpatrick & Lockhart Nicholson Graham LLP